Exhibit 99.1

Press Release

Media:	Ivan Royle	Tim Steele
	+44 20 7163 3230	+44 20 7163 5850
	ivan.royle@bnymellon.com	tim.steele@bnymellon.com

Analysts:	Andy Clark
+1 212 635 1803
andy.clark@bnymellon.com

BNY Mellon agrees to acquire BHF Asset Servicing GmbH

Will become second largest asset servicing provider in Germany

Combined German organisation will have EUR473 billion in assets under custody & administration, EUR120 billion depotbanking volume

FRANKFURT and NEW YORK, March 8, 2010 – BNY Mellon, the global leader in asset management and securities servicing, has agreed to acquire BHF Asset Servicing GmbH from BHF-BANK Aktiengesellschaft and Sal. Oppenheim jr. & Cie. S.C.A. for EUR253 million (US$343 million), subject to regulatory approvals. This transaction will include the purchase of BHF Asset Servicing’s wholly-owned fund administration affiliate, Frankfurter Service Kapitalanlage-Gesellschaft mbH (FSKAG).

The transaction is expected to be immediately accretive to GAAP EPS, providing an IRR of between 17% and 19%. It is scheduled to close in the third quarter of 2010 and will be funded internally.

BHF Asset Servicing and FSKAG will become part of BNY Mellon’s Asset Servicing business. The new combined German business will have EUR473 billion* (US$642 billion) in assets under custody and administration and a depotbanking volume of EUR120 billion (US$163 billion). BNY Mellon becomes the #2 provider by assets held in this key European market, the world’s fourth largest economy. In addition, the acquisition expands BNY Mellon’s existing capabilities to encompass the provision of German domestic custody and KAG fund administration.

Tim Keaney, Chairman of Europe at BNY Mellon and co-CEO of BNY Mellon Asset Servicing, said: “This transaction expands our capabilities and market share in one of the world’s largest fund markets, positioning BNY Mellon at the forefront among securities servicing providers in Germany and creating a strong platform for growth across our businesses.”

The new BNY Mellon Asset Servicing business in Germany will offer a full range of tailored solutions for investment companies, financial institutions and institutional investors. It will be headquartered in Frankfurt am Main and have 340 staff. It will be headed by Michelle Grundmann from BNY Mellon, and Juergen P. Frank and Christopher V. Friedrich from BHF Asset Servicing. They will report to Nadine Chakar, Head of Europe, Middle East & Africa (EMEA) at BNY Mellon Asset Servicing.

Juergen P. Frank, Spokesman of the Managing Board, BHF Asset Servicing, said: “Becoming a part of the world’s leading asset servicing provider, whose scale, geographic reach and commitment to this business is second to none, is an extremely exciting proposition. It will provide many new opportunities for BHF Asset Servicing clients and staff.”

Michelle Grundmann, Managing Director and Branch Head Frankfurt am Main, BNY Mellon, continued: “We’ve had a successful relationship with BHF-BANK for more than seven years and this transaction was the next logical step for our growing business, one that further underlines our long-term commitment to the German market. Continuity of personnel and service levels will remain our

This press release is issued by The Bank of New York Mellon to members of the financial press and media.

All information and figures source BNY Mellon International unless otherwise stated as at December 31, 2009.

The Bank of New York Mellon, London Branch, registered in England and Wales with FC005522 and BR000818

Branch office: One Canada Square, London E14 5AL

Authorised and regulated in the UK by the Financial Services Authority.

Press Release

number one priority. As the success of our own post-merger integration demonstrates, BNY Mellon possesses the expertise and resources necessary to ensure that we continue to offer clients the innovation and excellent service they have come to expect.”

BNY Mellon has been serving clients in Germany since 1931. The company opened its first office in Frankfurt in 1972 and following this transaction will have 560 people in Germany. In addition to asset servicing, depotbanking and asset management, BNY Mellon is active in Germany in the areas of corporate trust, treasury services, depository receipts and client management. It has over 100 institutional relationships in Germany and offers regional coverage for 14 countries in the German speaking and Central Eastern and South Eastern European region.

A leading provider of local custody, depotbank and fund administration services to some of Germany’s largest financial institutions and institutional investors, BHF Asset Servicing has EUR315 billion (US$427.5 billion) assets under custody and administration and a depotbanking volume of EUR94.4 billion (US$128 billion). FSKAG administers assets valued at EUR33.1 billion (US$44.9 billion).

*Includes €33.1 billion held by FSKAG

-ends-

Notes to editors

BNY Mellon Asset Servicing offers clients worldwide a broad spectrum of specialized asset servicing capabilities, including custody and fund services, securities lending, performance and analytics, and execution services.

BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $22.3 trillion in assets under custody and administration, $1.1 trillion in assets under management, services $12 trillion in outstanding debt and processes global payments averaging $1.6 trillion per day. Additional information is available at www.bnymellon.com

This press release contains statements relating to future results of BNY Mellon that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, aspects of the acquisition including the effect on BNY Mellon’s position in the market, the amount of volumes and assets under custody and administration and expected accretion as well as expectations with respect to personnel, service levels, sources of funding and the closing date, and long-term strategies, plans for and other implications of the announced transaction. These forward-looking statements, and other forward-looking statements contained in other public disclosures of BNY Mellon which make reference to the cautionary factors contained in this press release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond BNY Mellon’s control). For additional information with respect to risks and other factors that could occur, see BNY Mellon’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of March 8, 2010, and BNY Mellon undertakes no obligation to update any statement to reflect events or circumstances after March 8, 2010 or to reflect the occurrence of unanticipated events.

This press release is issued by The Bank of New York Mellon to members of the financial press and media.

All information and figures source BNY Mellon International unless otherwise stated as at December 31, 2009.

The Bank of New York Mellon, London Branch, registered in England and Wales with FC005522 and BR000818

Branch office: One Canada Square, London E14 5AL

Authorised and regulated in the UK by the Financial Services Authority.